EXHIBIT 3.2

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PARADIGM GENETICS, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JUNE, A.D. 2004, AT 10:21 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
	AUTHENTICATION: DATE:	3170906 06-15-04

State of Delaware Secretary of State Division of Corporations Delivered 11:12 AM 06/15/2004 FILED 10:21 AM 06/15/2004 SRV 040439270 -3181777 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PARADIGM GENETICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Paradigm Genetics, Inc. (the “Corporation”).

SECOND:	The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out paragraph A of Article IV in its entirety and by substituting in lieu thereof the following:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, consisting of:

(i) One Hundred Million (100,000,000) shares of Common Stock, One Cent ($0.01) Par Value per share (the “Common Stock”); and

(ii) Five Million (5,000,000) shares of Preferred Stock, One Cent ($0.01) Par Value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Heinrich Gugger, its President and Chief Executive Officer, this 12th day of May, 2004.

PARADIGM GENETICS, INC.

By:	/s/ Heinrich Gugger
Name: Heinrich Gugger Title: President and Chief Executive Officer